Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Greenwood Street Trust	Fidelity Equity Market Neutral Fund	05/01/2024	41

Fidelity Diversifying Solutions LLC	Fidelity Management & Research (Japan) Limited

By: /s/ Christopher J. Rimmer	By: /s/ Kirk Roland Neureiter
Name: Christopher J. Rimmer	Name: Kirk Roland Neureiter
Title: Treasurer	Title: Director